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                                                                    EXHIBIT 4.5

                          FIRST SUPPLEMENTAL INDENTURE

     FIRST SUPPLEMENTAL INDENTURE (the "Supplemental Indenture") dated as of January 23, 1998 by and between COLORADO GAMING & ENTERTAINMENT CO., a Delaware corporation (the "Company"), and STATE STREET BANK AND TRUST COMPANY, as successor in interest to Fleet National Bank, as Trustee (the "Trustee").

                                  WITNESSETH:

     WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture dated as of June 7, 1996 (the "Indenture") providing for the issuance of the Company's 12% Senior Secured Pay-In-Kind Notes due 2003 (the "Notes"); and

     WHEREAS, Section 802 of the Indenture authorizes the Company and the Trustee, with the written consent of the Holders of a majority in principal amount of the Outstanding Notes, to, among other things, amend or waive certain provisions of the Indenture by supplemental indenture; and

     WHEREAS, all acts and proceedings required by law, by the Indenture and by the Certificate of Incorporation of the Company to constitute this Supplemental Indenture a valid and binding agreement for the uses and purposes herein set forth, in accordance with its terms, have been done and taken, and the execution and delivery of this Supplemental Indenture have been in all respects duly authorized by the Company; and

     WHEREAS, the Company has obtained the unrevoked consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes as of October 7, 1997, to the adoption of the Waivers and Amendments provided for in Sections 1, 2, and 3 herein; and

     WHEREAS, the foregoing recitals are made as representations or statements of fact by the Company and not by the Trustee;

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company covenants and agrees with the Trustee, for the equal and proportionate benefit of all present and future Holders of Notes, as follows:

     SECTION 1. AMENDMENT TO DEFINITION OF "BANK FACILITY" IN SECTION 105. The definition of the term "Bank Facility" defined in Section 105 of the Indenture is hereby amended and restated in its entirety as follows:

     "BANK FACILITY" means any revolving credit or term loan facility, any facility providing purchase money financing for the acquisition of equipment and any

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     facility providing for the creation of Capitalized Lease Obligations entered into between the Company and/or any Company Subsidiary and Ladbroke Racing Corporation or an Affiliate thereof, one or more financial institutions, institutional lenders, financial companies, equipment lessors or equipment manufacturers or vendors providing financing for working capital or other corporate purposes on a secured or unsecured basis, whether now existing or hereafter created and whether replacing or refinancing any Bank Facility.

     SECTION 2. PARTIAL WAIVER OF SECTION 913. Notwithstanding anything contained in Section 913 of the Indenture to the contrary, the Company is hereby expressly permitted to invest up to $3,500,000 in Colorado Charity Gaming Inc. (hereinafter "Diamond Sub"), a wholly owned subsidiary of the Company, and Diamond Sub is hereby expressly permitted to invest up to $3,500,000 in Diamond Gaming of Ontario Inc. (hereinafter "Diamond Gaming"), an Ontario corporation, and all such contrary provisions of Section 913 are hereby waived to the extent necessary to permit the foregoing investments.

     SECTION 3. PARTIAL WAIVER OF SECTION 919. The provisions of Section 919 of the Indenture are hereby waived to the extent necessary to permit the Company and Diamond Sub to own, indirectly and directly, respectively less than 100% of the outstanding capital stock of Diamond Gaming.

     SECTION 4. For all other purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture, and
(ii) the words "herein," "hereof" and "hereby" and other words of similar import used in this Supplemental Indenture refer to the amendment of the Indenture as a whole and not to any particular Section hereof.

     SECTION 5. The Trustee accepts the waivers and amendment effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and, without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of the Company, and makes no representations as to the validity or sufficiency of this Supplemental Indenture and shall incur no liability or responsibility in respect of the validity thereof.

     SECTION 6. Except as expressly amended, the Indenture and the Notes issued thereunder are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

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     SECTION 7.  This Supplemental Indenture shall form a part of the
Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

     SECTION 8. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

     SECTION 9. This Supplemental Indenture shall be construed in accordance with and governed by the laws of the State of New York.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

                               COLORADO GAMING & ENTERTAINMENT CO.


                               By: /s/ Stephen J. Szapor, Jr.
                                   --------------------------------------------
                                   Name: Stephen J. Szapor, Jr.
                                   Title: President and Chief Executive Officer

                               STATE STREET BANK AND TRUST COMPANY, as Trustee

                               By: /s/ Steve Cimilori
                                   --------------------------------------------
                                   Name: Steve Cimilori
                                        ---------------------------------------
                                   Title: Vice President
                                         --------------------------------------








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